Exhibit 99.2

FROM:

Accredited Home Lenders Holding Co.

15253 Avenue of Science

San Diego, CA 92128

Rick Howe, 858.676.2148

rhowe@accredhome.com

FOR IMMEDIATE RELEASE

ACCREDITED RECOMMENDS SHAREHOLDERS TENDER SHARES

Files suit against Lone Star for specific performance

SAN DIEGO, Aug. 13, 2007 – Accredited Home Lenders Holding Co. (NASDAQ:LEND) (“Accredited” or “Company”) announced today that it has filed a lawsuit against Lone Star Fund V (U.S.), L.P. and two of its affiliates (“Lone Star”) seeking specific performance of Lone Star’s obligations to close Lone Star’s tender offer for the outstanding common stock of Accredited and to complete the merger with Accredited.

In an August 10, 2007 filing with the Securities and Exchange Commission (“SEC”), Lone Star alleged that Accredited would fail to satisfy the conditions to the closing of the tender offer. The SEC filing also stated that Lone Star did not expect to accept Accredited shares tendered as of the end of the current offer period ending at 12:00 midnight, Eastern time, on August 14, 2007.

As previously announced, assuming more than 50% of Accredited’s outstanding shares are tendered by the expiration of the current offer period on August 14, 2007, the Company believes that all conditions to closing of the tender offer will have then been satisfied. The Agreement and Plan of Merger between Accredited and Lone Star (the “Agreement”) expressly provides that changes generally affecting the non-prime industry in which the Company operates which have not disproportionately affected the Company do not provide a basis for Lone Star to fail to honor its obligations. Further, the Agreement expressly provides that Lone Star may not refuse to honor its obligations based on any deterioration in the business, results of operations, financial condition, liquidity, stockholders’ equity and/or prospects of the Company substantially resulting from circumstances or conditions existing as of the date that the Agreement was signed that were generally publicly known as of such date or that had been previously disclosed by the Company to Lone Star. Accordingly, Accredited has filed this lawsuit to hold Lone Star to its obligations, and to hold it fully responsible for any damages caused by its failure to satisfy those obligations.

Accredited’s Board of Directors’ unanimous recommendation of the Lone Star transaction to stockholders remains unchanged, and the Company encourages all stockholders to tender their shares prior to the current tender expiration deadline of 12:00 midnight, Eastern time, on August 14, 2007.

Accredited further announced that neither Lone Star’s filing indicating its intent not to close the tender nor its actual failure to close the tender offer does or will constitute an event of default under any of the Company’s warehouse facilities. Additionally, the Company has communicated with each of the warehouse credit providers and plans to continue to fund its mortgage loan originations. As previously disclosed, Accredited maintains committed warehouse facilities with a total capacity of $1.6 billion for U.S. loan originations and $150 million Canadian for Canada loan originations. Accredited remains open for business and is continuing to operate in the normal course and to fund mortgage loans in both the U.S. and Canada.

About Accredited

Accredited Home Lenders Holding Co. is a mortgage company operating throughout the U.S. and in Canada. Accredited originates, finances, securitizes, services, and sells non-prime mortgage loans secured by residential real estate. Founded in 1990, the company is headquartered in San Diego. Additional information may be found at www.accredhome.com.

About Lone Star Funds

Lone Star is a leading U.S. private equity firm. Since 1995, the principals of Lone Star have organized private equity funds totaling more than $13.3 billion to invest globally in corporate secured and unsecured debt instruments, real estate related assets and select corporate opportunities. Additional information may be found at www.lonestarfunds.com.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties, including the Company’s ability to close the proposed merger with Lone Star, to enforce Lone Star’s obligation to close Lone Star’s tender offer for the outstanding common stock of Accredited, and other risk factors as outlined in Accredited Home Lenders Holding Co.’s annual report on Form 10-K for the year ended December 31, 2006, and other documents filed by the Company with the Securities and Exchange Commission. These and other factors could cause the Company’s actual results to differ materially from what it projects or contemplates in its forward-looking statements. The Company cautions readers that the non-prime mortgage industry and the Company’s business are subject to numerous significant risks and uncertainties.